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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 24 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 13, 1998, relating to the financial statements and financial highlights of Morgan Stanley Dean Witter Variable Investment Series (comprised of the Money Market Portfolio, the Quality Income Plus Portfolio, the High Yield Portfolio, the Utilities Portfolio, the Income Builder Portfolio, the Dividend Growth Portfolio, the Capital Growth Portfolio, the Global Dividend Growth Portfolio, the European Growth Portfolio, the Pacific Growth Portfolio, the Capital Appreciation Portfolio, the Equity Portfolio and the Strategist Portfolio), formerly Dean Witter Variable Investment Series, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Prospectus and to the references to us under the headings "Independent Accountants" and "Experts" in such Statement of Additional Information.

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
August 28, 1998